Cypress Bioscience Announces Third Quarter 2010 Financial Results

SAN DIEGO, CA -- (Marketwire - November 09, 2010) - Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced financial results for the third quarter of 2010. The Company reported total revenue of $8.0 million for the quarter ended September 30, 2010, which includes commercial revenues of $7.2 million and revenues under collaborative agreement of $0.8 million. For the quarter ended September 30, 2010, the Company reported a net loss from continuing operations of $40.1 million or $1.04 per share compared to a net loss from continuing operations of $4.7 million or $0.12 per share for the same period in 2009. In connection with the Company's sale of its personalized medicine services business, the results of the personalized medicine services business are included in discontinued operations for all periods presented. At September 30, 2010, the Company had cash, cash equivalents and investments totaling $96.3 million.

The Company reported revenues of $8.0 million and $24.9 million for the quarter and nine months ended September 30, 2010, respectively, compared to $5.5 million and $19.1 million for the same periods in 2009. The $7.2 million in commercial revenues the Company reported for the quarter ended September 30, 2010 includes royalty revenues of $3.2 million and sales force reimbursement of $3.6 million in connection with the sales of Savella. The sales force reimbursement of $3.6 million recognized during the third quarter of 2010 includes a one-time fee of $2.0 million received from Forest Laboratories in connection with the discontinuation of the Company's rights under its agreement with Forest Laboratories to co-promote Savella. As previously announced, the Company will no longer be selling Savella or receiving sales force reimbursement in connection with sales of Savella; however, the Company will retain all other rights under its agreement with Forest Laboratories, including its royalty on Savella sales generated by Forest Laboratories.

Total operating expenses for the quarter and nine months ended September 30, 2010 were $48.2 million and $70.6 million, respectively, compared to $10.5 million and $39.7 million for the same periods in 2009. The increase in operating expenses for the three and nine months ended September 30, 2010 was primarily due to one-time upfront payments recognized as research and development expenses during the third quarter of 2010 in connection with licensing and asset purchase agreements for new compounds, which target large unmet medical needs for patients suffering from disorders of the central nervous system. Additionally, the Company recorded a restructuring charge in the amount of $3.7 million during the third quarter of 2010 in connection with a reduction in its workforce by approximately 86%.

About Cypress Bioscience, Inc.

Cypress Bioscience is a pharmaceutical company dedicated to the development of innovative drugs targeting large unmet medical needs for patients suffering from a variety of disorders of the central nervous system. Since 1999, Cypress has received FDA approvals for both of the products it brought to the FDA during that period, including for Prosorba™, a medical device for rheumatoid arthritis, and Savella® (milnacipran HCl), for fibromyalgia. The Company focuses on generating stockholder value by reaching clinical development milestones as quickly and efficiently as possible. Cypress' development-stage assets include CYP-1020 for cognitive impairment in schizophrenia, Staccato® nicotine for smoking cessation and intranasal carbetocin for autism. More information on Cypress and its products and development assets is available at http://www.cypressbio.com/.

This press release, as well as the Company's SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the Company's drug development activities and means of generating shareholder value. Actual results could vary materially from those described as a result of a number of factors, including risks and uncertainties described in the Company's most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                          CYPRESS BIOSCIENCE, INC.
                    Condensed Consolidated Financial Data
                    (In thousands except per share data)

Statement of Operations Data:
                                    Quarter ended       Nine months ended
                                    September 30,         September 30,
                                  2010       2009       2010       2009
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)

Revenues:
  Revenues under collaborative
   agreement                    $     838  $     840  $   2,532  $   9,163
  Commercial revenues               7,211      4,698     22,385      9,980
                                ---------  ---------  ---------  ---------
Total revenues                      8,049      5,538     24,917     19,143

Operating expenses:
  Research and development         37,406      1,080     39,074      7,819
  Selling, general and
   administrative                   7,115      9,462     27,792     31,876
  Restructuring                     3,706          -      3,706          -
                                ---------  ---------  ---------  ---------
Total operating expenses           48,227     10,542     70,572     39,695
                                ---------  ---------  ---------  ---------

Interest income                        86        254        408      1,379
                                ---------  ---------  ---------  ---------

Net loss from continuing
 operations                       (40,092)    (4,750)   (45,247)   (19,173)
                                ---------  ---------  ---------  ---------

Net loss from discontinued
 operations                          (730)      (719)    (1,934)    (4,066)
                                ---------  ---------  ---------  ---------

Net loss                        $ (40,822) $  (5,469) $ (47,181) $ (23,239)
                                =========  =========  =========  =========

Net loss per share - basic and
 diluted:

    Continuing operations       $   (1.04) $   (0.12) $   (1.18) $   (0.50)
                                =========  =========  =========  =========

    Discontinued operations     $   (0.02) $   (0.02) $   (0.05) $   (0.11)
                                =========  =========  =========  =========

Shares used in computing net
 loss per share - basic and
 diluted                           38,588     38,257     38,448     38,101
                                =========  =========  =========  =========

Balance Sheet Data:
                                             September 30,  December 31,
                                                 2010           2009
                                             -------------- --------------
                                              (unaudited)
Assets
 Cash, cash equivalents and short-term
  investments                                $       96,298 $      141,673
 Other current assets                                 7,364         10,404
 Goodwill                                            21,929         21,929
 Other non-current assets                               802          2,059
                                             -------------- --------------
   Total assets                              $      126,393 $      176,065
                                             ============== ==============

Liabilities and Stockholders' Equity
 Current liabilities                         $        7,456 $       11,573
 Long-term liabilities                               20,005         23,908
 Stockholders' equity                                98,932        140,584
                                             -------------- --------------
   Total liabilities and stockholders'
    equity                                   $      126,393 $      176,065
                                             ============== ==============

CONTACT:
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323